Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to us under the heading "Independent Registered Public Accounting Firm" in this Registration Statement on Form N-1A of Virtus Enhanced Short U.S. Equity ETF, Virtus Enhanced U.S. Equity ETF, and Virtus Newfleet Dynamic Credit ETF, each a series of Virtus ETF Trust II.

/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

November 28, 2017